Exhibit 4.1

FELCOR LODGING LIMITED PARTNERSHIP,
FELCOR LODGING TRUST INCORPORATED,

and

the other parties named herein

and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Agent
__________________
First Supplemental Indenture

Dated as of January 7, 2013

Supplemental Indenture to the Indenture
dated as of December 17, 2012
with respect to the
5.625% Senior Secured Notes due 2023

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of January 7, 2013 among FelCor Lodging Trust Incorporated, a Maryland corporation (“FelCor”), FelCor Lodging Limited Partnership, a Delaware limited partnership (“FelCor LP”), the entities listed on Schedule I hereto (the “Additional Subsidiary Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).
W I T N E S S E T H
WHEREAS, FelCor LP, FelCor and the Subsidiary Guarantors executed and delivered to the Trustee and Collateral Agent an indenture dated as of December 17, 2012 (as amended, supplemented or otherwise modified, the “Indenture”), pursuant to which FelCor LP issued and has outstanding $525,000,000 aggregate principal amount of 5.625% Senior Secured Notes due 2023 (the “Notes”);
WHEREAS, pursuant to the terms of the Purchase Agreement dated as of December 12, 2012 among FelCor LP, FelCor, the Subsidiary Guarantors and J.P. Morgan Securities LLC as representative of the initial purchasers named therein, the Trustee, the Collateral Agent, FelCor LP, FelCor and the Additional Guarantors are executing and delivering this First Supplemental Indenture providing for the addition of a Guarantee by the Additional Subsidiary Guarantors which shall become Subsidiary Guarantors under the Indenture through the execution of this First Supplemental Indenture; and
WHEREAS, Section 9.01 of the Indenture provides that a supplemental indenture may be entered into by FelCor and FelCor LP to secure or Guarantee the Notes without notice to or the consent of any Holder.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, FelCor, FelCor LP, each Additional Subsidiary Guarantor, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
SECTION 1.    Definitions. For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and
(b)    capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings assigned to them in the Indenture.
SECTION 2.    Addition of Guarantors. Each Additional Subsidiary Guarantor hereby executes this First Supplemental Indenture as a supplemental indenture to the Indenture for the purpose of providing a Guarantee of the Notes and of certain of FelCor LP's obligations under the Indenture as set forth therein and agree to assume and be subject to all of the terms, conditions, waivers and covenants applicable to a Guarantor under the Indenture, including without limitation, those set forth in Article XI thereof. Upon its execution hereof, each Additional Subsidiary Guarantor hereby acknowledges that it shall be a Guarantor for all purposes as defined and as set forth in the Indenture, effective as of the date of this Supplemental Indenture. Further, each Additional Subsidiary Guarantor hereby waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against FelCor LP, FelCor or any other Restricted Subsidiary as a result of any payment by such Additional Subsidiary Guarantor under its Guarantee. For the avoidance of doubt, upon the execution of this First Supplemental Indenture, the Additional Subsidiary Guarantors shall be included in the definition of Subsidiary Guarantors under the Indenture.

SECTION 3.    [Reserved].
SECTION 4.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
SECTION 5.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by FelCor, FelCor LP and the Additional Subsidiary Guarantors.
SECTION 6.    Successors and Assigns. All agreements of FelCor, FelCor LP and the Additional Subsidiary Guarantors in this First Supplemental Indenture shall bind their respective successors and assigns. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.
SECTION 7.    Separability. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 9.    Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

FELCOR LODGING LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	FELCOR LODGING TRUST INCORPORATED
as general partner

By:	/s/ Bianca Sandoval Green
	Name:	Bianca Sandoval Green
	Title:	Vice President and Associate General Counsel

FELCOR LODGING TRUST INCORPORATED,
a Maryland corporation

By:	/s/ Bianca Sandoval Green
	Name:	Bianca Sandoval Green
	Title:	Vice President and Associate General Counsel

[Signature Page to First Supplemental Indenture - 5.625% Senior Secured Notes due 2023]

FELCOR/CMB BUCKHEAD HOTEL, L.L.C.

FELCOR/CMB MARLBOROUGH HOTEL, L.L.C.

FELCOR/CMB ORSOUTH HOLDINGS, L.P.

	By:	FelCor/CMB Orsouth, L.L.C.
General Partner

FELCOR/CMB SSF HOLDINGS, L.P.

	By:	FelCor/CMB SSF Hotel, L.L.C.
General Partner

FELCOR S-4 HOTELS (SPE), L.L.C.

FCH/PSH, L.P.

	By:	FelCor/CSS Hotels, L.L.C.
General Partner

By:	/s/ Bianca Sandoval Green
	Name:	Bianca Sandoval Green
	Title:	Vice President and Associate General Counsel

[Signature Page to First Supplemental Indenture - 5.625% Senior Secured Notes due 2023]

U.S. BANK NATIONAL ASSOCIATION, as Trustee
and Collateral Agent

By:	/s/ Donald T. Hurrelbrink
	Name:	Donald T. Hurrelbrink
	Title:	Vice President

[Signature Page to First Supplemental Indenture - 5.625% Senior Secured Notes due 2023]

SCHEDULE I
Additional Subsidiary Guarantors

1.	FelCor/CMB Buckhead Hotel, L.L.C.

2.	FelCor/CMB Marlborough Hotel, L.L.C.

3.	FelCor/CMB Orsouth Holdings, L.P.

4.	FelCor/CMB SSF Holdings, L.P.

5.	FelCor S-4 Hotels (SPE), L.L.C.

6.	FCH/PSH, L.P.